UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

FS INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Cira Centre, 2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

May 20, 2014

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of FS Investment Corporation (the “Company”) to be held on Monday, June 23, 2014 at 3:00 p.m., Eastern Time, at Cira Centre, 2929 Arch Street, 21st Floor, Philadelphia, Pennsylvania 19104.

Your vote is very important! Your immediate response will help avoid potential delays and may save the Company significant additional expenses associated with soliciting stockholder votes.

The Notice of Special Meeting of Stockholders and proxy statement accompanying this letter provide an outline of the business to be conducted at the Special Meeting. At the Special Meeting, you will be asked to:

(i) consider and vote upon a proposal to authorize flexibility for the Company, with the approval of the Company’s board of directors, to offer and sell shares of the Company’s common stock, during the next 12 months following stockholder approval of such proposal, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement; and

(ii) consider and vote upon the approval of an amended and restated investment advisory agreement between the Company and its investment adviser, which will become effective upon stockholder approval, in order to (a) change the structure of the subordinated incentive fee on income payable to the investment adviser in a manner that would reduce the “hurdle rate” required for the investment adviser to earn, and be paid, the subordinated incentive fee on income, and (b) reduce the base management fee payable by the Company to its investment adviser.

In addition to these proposals, you may be asked to consider any other matters that properly may be presented at the Special Meeting or any adjournment or postponement of the Special Meeting, including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of additional proxies by the Company. I will also respond to stockholders’ questions.

The Company’s board of directors unanimously recommends that you vote FOR each of the proposals to be considered and voted on at the Special Meeting.

It is important that your shares be represented at the Special Meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card.

If you were a stockholder of record as of the close of business on April 30, 2014, you will also receive separate proxy materials for the Annual Meeting of Stockholders, which will be held on the same date and at the same location as the Special Meeting. Please be certain to vote separately each proxy card you receive from us. Your vote and participation in the governance of the Company is very important to us.

Sincerely yours,

Michael C. Forman

Chairman and Chief Executive Officer

FS INVESTMENT CORPORATION

Cira Centre, 2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2014

To the Stockholders of FS Investment Corporation:

NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of FS Investment Corporation, a Maryland corporation (the “Company”), will be held at Cira Centre, 2929 Arch Street, 21st Floor, Philadelphia, Pennsylvania 19104, on June 23, 2014 at 3:00 p.m., Eastern Time (together with any adjournments or postponements thereof, the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to authorize flexibility for the Company, with the approval of the Company’s board of directors, to offer and sell shares of the Company’s common stock, during the next 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement.

2.	To consider and vote upon the approval of an amended and restated investment advisory agreement between the Company and its investment adviser, which will become effective upon stockholder approval, in order to (i) change the structure of the subordinated incentive fee on income payable to the investment adviser in a manner that would reduce the “hurdle rate” required for the investment adviser to earn, and be paid, the subordinated incentive fee on income, and (ii) reduce the base management fee payable by the Company to its investment adviser.

3.	To consider and transact such other business as may properly come before the Special Meeting.

The board of directors has fixed the close of business on April 15, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

The Company has enclosed a copy of the proxy statement and the proxy card. The proxy statement and the proxy card are also available on the Company’s website at www.fsinvestmentcorp.com. If you plan on attending the Special Meeting and voting your shares in person, you will need to bring photo identification in order to be admitted to the Special Meeting. To obtain directions to the Special Meeting, please call the Company at (877) 628-8575.

By Order of the Board of Directors,

Stephen S. Sypherd

Vice President, Treasurer and Secretary

May 20, 2014

Stockholders are requested to execute and return promptly the accompanying proxy card, which is being solicited by the board of directors of the Company. You may execute the proxy card using the methods described in the proxy card. Executing the proxy card is important to ensure a quorum at the Special Meeting. Stockholders also have the option to authorize their proxies by telephone or through the Internet by following the instructions printed on the proxy card. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the Special Meeting and voting in person.

FS INVESTMENT CORPORATION

Cira Centre, 2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2014

PROXY STATEMENT

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of FS Investment Corporation, a Maryland corporation (the “Company”), for use at the Special Meeting of Stockholders of the Company to be held at 3:00 p.m., Eastern Time, on Monday, June 23, 2014, at Cira Centre, 2929 Arch Street, 21st Floor, Philadelphia, Pennsylvania 19104, and any adjournments or postponements thereof (the “Special Meeting”). This proxy statement and the accompanying materials are being mailed on or about May 23, 2014 to stockholders of record described below and are available on the Company’s website at www.fsinvestmentcorp.com.

All properly executed proxies representing shares of common stock, par value $0.001 per share, of the Company (the “Shares”) received prior to the Special Meeting will be voted in accordance with the instructions marked thereon. If no instructions are marked, the Shares will be voted FOR:

(i) the proposal to authorize flexibility for the Company, with the approval of the Company’s board of directors, to offer and sell Shares, during the 12 months following stockholder approval, at a price below the then-current net asset value (“NAV”) per Share, subject to certain limitations described in the proxy statement (the “Share Issuance Proposal”); and

(ii) the proposal to approve an amended and restated investment advisory agreement (the “Proposed Advisory Agreement”) between the Company and FB Income Advisor, LLC, the Company’s investment adviser (“FB Advisor”), which will become effective upon stockholder approval (the “Advisory Agreement Amendment Proposal”).

Any stockholder who has given a proxy has the right to revoke it at any time prior to its exercise. Any stockholder who executes a proxy may revoke it with respect to any proposal by attending the Special Meeting and voting his or her Shares in person, or by submitting a letter of revocation or a later-dated proxy to the Company at the above address prior to the date of the Special Meeting.

Quorum

Stockholders of the Company are entitled to one vote for each Share held. Under the Company’s charter, one-third of the number of Shares entitled to be cast, present in person or by proxy, constitutes a quorum for the transaction of business. Abstentions will be treated as Shares that are present for purposes of determining the presence of a quorum for transacting business at the Special Meeting. Shares for which brokers have not received voting instructions from the beneficial owner of the Shares and do not have, or choose not to exercise, discretionary authority to vote the Shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) also will be treated as Shares present for quorum purposes. However, the Company does not expect broker non-votes at the Special Meeting as there are no routine proposals to be considered by stockholders at the meeting.

Required Vote

Share Issuance Proposal. Approval of the Share Issuance Proposal requires the affirmative vote of the stockholders of the Company holding (1) a majority of the outstanding Shares entitled to vote at the Special Meeting and (2) a majority of the outstanding Shares entitled to vote at the Special Meeting that are not held by affiliated persons of the Company. For purposes of the Share Issuance Proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of outstanding voting securities” of a Company as the lesser of: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company. Abstentions and broker non-votes, if any, will not count as affirmative votes cast and will therefore have the same effect as votes against the Share Issuance Proposal.

Advisory Agreement Amendment Proposal. The affirmative vote by the stockholders of the Company holding a majority of the outstanding Shares entitled to vote at the Special Meeting is necessary for approval of the Advisory Agreement Amendment Proposal. For purposes of the Advisory Agreement Amendment Proposal, the 1940 Act defines “a majority of outstanding voting securities” of a Company as the lesser of: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company. Abstentions and broker non-votes, if any, will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Amendment Proposal.

Adjournments

In the event that a quorum is not present at the Special Meeting, the chairman of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person or by proxy, shall have the power to adjourn the Special Meeting from time to time to a date not more than 120 days after the original record date without notice, other than the announcement at the Special Meeting to permit further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought. Any business that might have been transacted at the Special Meeting originally called may be transacted at any such adjourned session(s) at which a quorum is present.

If there appear not to be enough votes to approve any proposal at the Special Meeting, the chairman of the Special Meeting or the stockholders of the Company who are represented in person or by proxy may vote to adjourn the Special Meeting to permit further solicitation of proxies. The persons named as proxies for the Company will vote proxies held by them for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

If sufficient votes in favor of one or more proposals have been received by the time of the Special Meeting, the proposals will be acted upon and such actions will be final, regardless of any subsequent adjournment to consider other proposals.

Record Date

The Board has fixed the close of business on April 15, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. As of the Record Date, there were 262,282,173 Shares outstanding.

Householding

The Company combines mailings for multiple accounts going to a single household by delivering to that address, in a single envelope, a copy of the document (annual reports, prospectuses, proxy statements, etc.) or other communications for all accounts who have consented or are deemed to have consented to receiving such communications in such manner in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”). If you do not want the Company to continue consolidating your Company mailings and would prefer to receive separate mailings of Company communications, please contact the Company’s transfer agent, DST Systems, Inc. at (877) 628-8575 or by mail to FS Investment Corporation, c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, Missouri 64105. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

Voting

You may vote in person at the Special Meeting or by proxy in accordance with the instructions provided below. You may also authorize a proxy by telephone or through the Internet using the toll-free telephone number or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link. Stockholders of the Company are entitled to one vote for each Share held.

When voting by proxy and mailing your proxy card, you are required to:

•	indicate your instructions on the proxy card;

•	date and sign the proxy card;

•	mail the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States; and

•	allow sufficient time for the proxy card to be received on or before 3:00 p.m., Eastern Time, on June 23, 2014.

The Company has enclosed a copy of this proxy statement and the proxy card. This proxy statement and the proxy card are also available on the Company’s website at www.fsinvestmentcorp.com. If you plan on attending the Special Meeting and voting your Shares in person, you will need to bring photo identification in order to be admitted to the Special Meeting. To obtain directions to the Special Meeting, please call the Company at (877) 628-8575.

Other Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Special Meeting of Stockholders and the proxy card. The Company has requested that brokers, nominees, fiduciaries and other persons holding Shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company and its affiliates (without special compensation therefor). The Company has also retained Broadridge Investor Communication Solutions, Inc. to assist in the solicitation of proxies for a fee of approximately $180,000, plus out-of-pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 30, 2014, the beneficial ownership of the Company’s directors, executive officers, each person known to the Company to beneficially own 5% or more of the outstanding Shares and all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Shares subject to options held by any of the Company’s directors and executive officers that are currently exercisable or exercisable within 60 days of April 30, 2014. Ownership information for those persons who beneficially own 5% or more of the Shares is based upon information furnished by the Company’s transfer agent and other information provided by such persons, if available.

	Shares Beneficially Owned as of April 30, 2014
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Total Beneficial Ownership (%)(3)
Interested Directors
David J. Adelman	34,063	*
Michael C. Forman(4)	147,682
Thomas J. Gravina	—	—
Michael Heller	15,487	*

Independent Directors

Gregory P. Chandler	—	—
Barry H. Frank(5)	59,289	*
Michael J. Hagan	—	—
Jeffrey K. Harrow	—	—
Paul Mendelson	7,414	*
Pedro A. Ramos	—	—

Executive Officers

Sean Coleman	—	—
Salvatore Faia	—	—
William Goebel	—	—
Zachary Klehr	6,475	*
Brad Marshall	10,078	*
Gerald F. Stahlecker	—	—
Stephen S. Sypherd	—	—

All directors and executive officers as a group (17 persons)	280,488	*

*	Less than one percent.
(1)	The address of each beneficial owner is c/o FS Investment Corporation, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104, except for Mr. Marshall, whose address is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.
(2)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(3)	Based on a total of 262,282,173 Shares issued and outstanding on April 30, 2014.
(4)	Includes 5,526 Shares held in trust; 9,094 Shares held by spouse in trust; 2,286 Shares held for the benefit of minor children in trust; and 8,068 Shares held in a 401(k) account.
(5)	Includes 27,861 Shares held in an IRA account; 27,791 Shares held by spouse in an IRA account; and 3,637 Shares held in a joint account with spouse.

PROPOSAL 1: AUTHORIZATION TO OFFER AND SELL SHARES OF

COMMON STOCK BELOW NET ASSET VALUE

Background

The 1940 Act generally prohibits the Company, as a business development company (“BDC”), from offering and selling Shares at a price per Share, after deducting selling commissions and dealer manager fees, below the then-current NAV per Share unless the policy and practice of doing so is approved by the Company’s stockholders within one year immediately prior to any such sales. During the Company’s prior continuous public offering, to the extent that its NAV increased, the Board increased the offering price such that the Company sold Shares at a price necessary to ensure that Shares were not sold at a price per Share, after deduction of selling commissions and dealer manager fees, that was below its NAV per Share. However, following the listing of the Shares on the New York Stock Exchange, LLC (the “NYSE”) on April 16, 2014, Shares may trade and have traded at a market price that is less than the then-current NAV attributable to those Shares.

The Company is seeking stockholder approval now to sell its Shares below NAV per Share in order to provide flexibility for future sales, which typically are undertaken quickly in response to market conditions. The Company believes that it is important to maintain consistent access to capital through the public and private equity markets to enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company, to continue to build the Company’s investment portfolio or for other general corporate purposes, as and when the Board believes it is in the Company’s best interests and that of stockholders. The final terms of any such sales will be determined by the Board at the time of sale. Also, because the Company does not have any immediate plans to sell any Shares at a price below NAV per Share, it is impracticable to describe the transaction or transactions in which such Shares would be sold. Instead, any transaction where the Company would sell Shares, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the Board at the time of sale. If the Share Issuance Proposal is approved, the Company will not solicit further authorization from its stockholders prior to any such sale, and the authorization would be effective for Shares sold during a period beginning on the date of stockholder approval and expiring one year from the date of such approval. This proxy statement is not an offer to sell securities of the Company. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

This proposal limits the maximum number of Shares salable at a price below NAV per Share, on an aggregate basis, including any prior offerings made pursuant to this authority, to 25% of the Company’s then outstanding Shares immediately prior to each such sale. Furthermore, pursuant to this authority, there would be no limit on the discount to NAV per Share at which Shares could be sold. See below for a discussion and an example of the dilutive effect of the sale of Shares at a price below NAV per Share.

The Board, including a majority of the members of the Board who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Company or FB Advisor (the “Independent Directors”) and a majority of directors who have no financial interest in the Share Issuance Proposal, has approved this proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval.

1940 Act Conditions for Sales at a Price below NAV per Share

The Company’s ability to issue Shares at a price below NAV per Share is governed by the 1940 Act. Specifically, Section 63(2) of the 1940 Act provides that the Company may offer and sell Shares at prices below the then-current NAV per Share with stockholder approval, if:

•

it is determined that any such sales would be in the best interests of the Company and its stockholders by (1) a majority of the Company’s Independent Directors and (2) a majority of the Company’s directors who have no financial interest in the proposal (such approvals together, a “required majority of directors”); and

•

a required majority of directors, in consultation with the underwriter or underwriters of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of a firm commitment to purchase Shares or immediately prior to the issuance of Shares, that the price at which Shares are to be sold is not less than a price which closely approximates the market value for Shares, less any distributing commission or discount.

Without the approval of stockholders to offer and sell Shares at prices below NAV per Share, the Company would be prohibited from selling Shares to raise capital when the market price for Shares is below the then-current NAV per Share.

Board Approval

The Board is recommending that stockholders vote in favor of the Share Issuance Proposal. The Board has concluded that the Share Issuance Proposal is in the best interests of the Company and its stockholders. In doing so, the Board, including the Independent Directors, considered and evaluated various factors, including the following, as discussed more fully below:

•	possible long-term benefits to the Company’s stockholders; and

•	possible dilution to the Company’s NAV per Share under various hypothetical scenarios.

In determining whether or not to offer and sell the Company’s Shares at a price per Share below NAV per Share, the Board has a duty to act in the Company’s best interests and that of stockholders and must comply with the other requirements of Section 63(2) of the 1940 Act. If stockholders of the Company do not approve the Share Issuance Proposal, the Board will consider and evaluate its options to determine what alternatives are in the Company’s best interests and that of the Company’s stockholders.

Reasons to Offer Shares at a Price Below NAV per Share

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company may want to raise capital through the sale of Shares. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason, BDCs, in order to borrow money or issue preferred stock, must maintain “asset coverage,” as defined in the 1940 Act, of at least 200%, which generally requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Therefore, the Company endeavors to maintain consistent access to capital through the public and private equity markets to enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company, to continue to build the Company’s investment portfolio or for other general corporate purposes, as and when the Board believes it is in the Company’s best interests and that of stockholders.

The Company believes that market conditions may from time to time provide attractive opportunities to deploy capital, including at times when the Shares may be trading at a price below NAV per Share. During the global financial crisis of 2008 and during several years afterward, the global capital markets experienced a period of disruption as evidenced by a lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of certain major financial institutions. Despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. During that period of time, many investors sold assets in order to repay debt or meet equity redemption requirements or other obligations. This dynamic created forced selling (which could return should global markets experience future disruption similar to such recent disruption) that negatively impacted valuations of debt securities in most markets. This negative pressure on valuations contributed to significant unrealized write-downs of debt investments of many finance companies. However, these changes in market conditions also had beneficial effects for capital providers, including more favorable pricing of risk and more creditor-friendly contractual terms. Further, although valuations had partially recovered during that period of time, additional opportunity continued to remain in the secondary market. Accordingly, for those firms that continued to have access to capital, such an environment had the potential to provide investment opportunities on more favorable terms than would otherwise have been available. The Company’s ability to take advantage of these opportunities in the future is dependent upon its access to capital.

Even though the underlying performance of a particular portfolio company may not necessarily indicate impairment or its inability to repay all principal and interest in full, the volatility in the debt capital markets may negatively impact the valuations of debt investments and result in further unrealized write-downs of those debt investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact stockholders’ equity and the Company’s asset coverage.

Failing to maintain asset coverage of at least 200% could have severe negative consequences for a BDC, including the inability to pay distributions to its stockholders, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will fail to maintain asset coverage of at least 200%, the markets in which it operates and the general economy remain volatile and uncertain. Continued volatility in the capital markets and the resulting negative pressure on debt investment valuations could negatively impact the Company’s asset valuations, stockholders’ equity and the Company’s debt to equity ratio.

As noted above, market disruption has, in the past, resulted in good opportunities to invest at attractive risk-adjusted returns. However, the extreme volatility and dislocation that the capital markets experienced also materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. If these adverse market conditions return and/or worsen in the future, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of these good investment opportunities. In addition, the debt capital that will be available, if at all, may be at a higher cost and on less favorable terms and conditions in the future.

At times Shares may trade at a discount to NAV per Share and at times Shares may trade at a market price in excess of NAV. The possibility that Shares will trade at a discount to NAV per Share or at premiums that are unsustainable over the long term is a risk separate and distinct from the risk that the Company’s NAV will decrease. It is not possible to predict whether the Shares that may be offered pursuant to this proposal, if approved, will trade at, above, or below the then-current NAV per Share.

Recent dislocations in the credit markets described above have led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, Shares may trade below the Company’s NAV per Share, which is not uncommon for BDCs. As noted above, however, these periods of market volatility and dislocation created, and may create again, favorable opportunities for the Company to make investments at attractive risk-adjusted returns, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of Shares at a price below NAV per Share. Stockholder approval of the Share Issuance Proposal, subject to the conditions set forth in the Share Issuance Proposal, would provide the Company with the flexibility to invest in such opportunities and would enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company and for other general corporate purposes.

The Board believes that having the flexibility to issue Shares at a price below NAV per Share in certain instances is in the best interests of the Company and its stockholders and would provide added financial flexibility to comply with BDC, RIC and credit facility requirements the Company and its subsidiaries may face from time to time, including the requirement to maintain asset coverage of at least 200%, and would provide access to capital markets to pursue attractive investment opportunities and/or repay any outstanding indebtedness or for other corporate purposes. The flexibility to issue Shares at a price below the then-current NAV per Share could also minimize the likelihood that the Company would be required to sell assets that the Company would not otherwise sell, which sales could occur at times that are disadvantageous to the Company.

While the Company has no immediate plans to sell its Shares at a price below NAV per Share, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell Shares at a price below NAV per Share, which typically must be undertaken quickly. The final terms of any such sale will be determined by the Board at the time of issuance and the Shares will not include preemptive rights. Also, because the Company has no immediate plans to issue any Shares, it is impracticable to describe the transaction or transactions in which such Shares would be issued. Instead, any transaction where the Company issues such Shares, including the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration, will be reviewed and approved by the Board at the time of issuance. If the Share Issuance Proposal is approved, no further authorization from the stockholders will be solicited prior to any such issuance in accordance with the terms of this proposal. If approved, the authorization would be effective for securities issued during a period beginning on the date of such stockholder approval and expiring on the first anniversary of the date of the Special Meeting.

Conditions to the Sale of Shares below NAV per Share

If stockholders approve this proposal, the Company will sell Shares at a price below NAV per Share only if the following conditions are met:

•	it is determined that any such sales would be in the best interests of the Company and its stockholders by a required majority of directors;

•

a required majority of directors, in consultation with the underwriter or underwriters of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of a firm commitment to purchase Shares or immediately prior to the issuance of Shares, that the price at which Shares are to be sold is not less than a price which closely approximates the market value for Shares, less any distributing commission or discount; and

•	the cumulative number of Shares sold pursuant to such authority does not exceed 25% of the Company’s then outstanding Shares immediately prior to each such sale.

Dilution

Before voting on the Share Issuance Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect on the Company’s NAV per Share as a result of the issuance of Shares at a price less than NAV per Share. Any sale of Shares by the Company at a price below NAV per Share would result in an immediate dilution to existing stockholders on a per Share basis. This dilution would include reduction in the NAV per Share as a result of the issuance of Shares at a price below NAV per Share and a proportionately greater decrease in a stockholder’s per Share interest in the earnings and assets of the Company and per Share voting interest in the Company. The Board has considered the potential dilutive effect of the issuance of Shares at a price below NAV per Share under various hypothetical scenarios and will consider again such dilutive effect when considering whether to authorize any specific issuance of Shares below NAV per Share.

The 1940 Act establishes a connection between the price at which common stock is sold and NAV because, when common stock is sold at a price per share below NAV per share, the resulting increase in the number of outstanding shares of common stock is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders of the Company should also consider that they will have no subscription, preferential or preemptive rights to Shares authorized for issuance, and thus any future issuance of Shares at a price below NAV per Share would dilute a stockholder’s holdings of Shares as a percentage of Shares outstanding to the extent the stockholder does not purchase sufficient Shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase, or is unable to purchase, any Shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then-current NAV per Share, the stockholder’s voting power will be diluted.

The precise extent of any such dilution to the Company’s common stock cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution resulting from an offering is the amount of net proceeds that the Company receives from such offering. The Board would expect that the net proceeds to the Company will be equal to the price that investors pay per Share, less the amount of any underwriting discounts and commissions—typically approximately 95% of the market price.

The following examples indicate how an offering would immediately affect the NAV per Share of the Company’s common stock based on the assumptions set forth below. The examples do not include any effects or influence on the market price for Shares due to changes in investment performance over time, distribution policy, increased trading volume or other qualitative aspects of the Shares.

Examples of Dilutive Effect of the Issuance of Shares at a Price Below NAV per Share

Impact on Existing Stockholders who do not Participate in the Offering

Existing stockholders of the Company who do not participate, or who are not given the opportunity to participate, in an offering below NAV per Share by the Company or who do not buy additional Shares in the secondary market at the same or lower price obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the NAV per Share of the Shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their Shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per Share. A decrease could be more pronounced as the size of the offering and level of discounts increase.

The following examples illustrate the level of NAV per Share dilution that would be experienced by a nonparticipating stockholder in four different hypothetical common stock offerings of different sizes and levels of discount to NAV per share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to NAV per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to NAV per share); (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to NAV per share); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.01 per share after offering expenses and any underwriting discounts and commissions (a 100% discount to NAV per share).

		Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount		Example 4 25% offering at 100% Discount
	Prior to Sale Below NAV per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.05	—	$9.52	—	$8.47	—	$0.01	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$0.01	—
Decrease to NAV per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$8.00	(20.00)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000
Percentage Held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.83%	(17.00)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%	$80,000	(20.00)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—	$(20,000)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$8.00	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(2.00)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(20.00)%

Impact on Existing Stockholders who Participate in the Offering

An existing stockholder of the Company who participates in an offering by the Company of Shares at a price below NAV per Share or who buys additional Shares in the secondary market at the same or lower price as obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) will experience the same types of NAV per Share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the Shares immediately prior to the offering. The level of NAV per Share dilution on an aggregate basis will decrease as the number of Shares such stockholders purchase increases. Existing stockholders of the Company who buy more than such percentage will experience NAV per Share dilution, but will, in contrast to existing stockholders of the Company who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per Share over their investment per Share and will also experience a disproportionately greater increase in their participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of Shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that the Company may make additional discounted offerings in the future in which such stockholder does not participate, in which case such stockholder will experience NAV per Share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their Shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per Share. Their decrease could be more pronounced as the size of the Company’s offering and level of discount to NAV per Share increases.

The following examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effect in the hypothetical 20% discount offering from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,000 shares, which is 0.50% of the offering of 200,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,000 shares, which is 1.50% of the offering of 200,000 shares rather than their 1.00% proportionate share). The Company’s prospectus pursuant to which any offering of Shares by the Company at a price less than the then-current NAV per Share is made will include a chart for its example based on the actual number of Shares in such offering and the actual discount to the most recently determined NAV per share.

		50% Participation		150% Participation
	Prior to Sale Below NAV per Share	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$8.47	—	$8.47	—
Net proceeds per share to issuer	—	$8.00	—	$8.00	—
Increases in Shares and Decrease to NAV per Share
Total shares outstanding	1,000,000	1,200,000	20.00%	1,200,000	20.00%
NAV per share	$10.00	$9.67	(3.30)%	$9.67	(3.30)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,000	10.00%	13,000	30.00%
Percentage held by stockholder A	1.0%	0.92%	(8.00)%	1.08%	8.00%
Total Asset Values
Total NAV held by stockholder A	$100,000	$106,370	6.37%	$125,710	25.71%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$108,470	8.47%	$125,410	25.41%
Total (dilution)/accretion to stockholder A (total NAV less total investment)	—	(2,100)	—	$300	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.67	—	$9.67	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.86	(1.40)%	$9.65	(3.50)%
(Dilution)/accretion per share held by stockholder A (NAV per share less investment per share)	—	$(0.19)	—	$0.02	—
Percentage (dilution)/accretion to stockholder A (dilution/accretion per share divided by investment per share)	—	—	(1.93)%	—	0.21%

Impact on New Investors

The following examples illustrate the level of NAV per Share dilution or accretion that would be experienced by a new stockholder in three different hypothetical common stock offerings of different sizes and levels of discount to NAV per Share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from the presentation below.

Investors who are not currently stockholders of the Company, but who participate in an offering by the Company below NAV per Share and whose investment per Share is greater than the resulting NAV per Share due to expenses and any underwriting discounts and commissions paid by the Company will experience an immediate decrease, albeit small, in the NAV of their Shares and their NAV per Share compared to the price they pay for their Shares. Investors who are not currently stockholders of the Company and who participate in an offering by the Company of Shares at a price below NAV per Share and whose investment per Share is also less than the resulting NAV per Share due to expenses and any underwriting discounts and commissions paid by the Company being significantly less than the discount per Share, will experience an immediate increase in the NAV of their Shares and their NAV per Share compared to the price they pay for their Shares. All these investors will experience a disproportionately greater participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that the Company may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings by the Company. These investors may also experience a decline in the market price of their Shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per Share. Their decrease could be more pronounced as the size of the offering and level of discounts increases.

The following examples illustrate the level of NAV per Share dilution or accretion that would be experienced by a new stockholder of Entity XYZ who purchases the same percentage (1.00%) of shares in the three different hypothetical offerings of common stock of different sizes and levels of discount to NAV per share. The examples assume that Entity XYZ has 1,000,000 shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effects on stockholder A at (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to NAV per Share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to NAV per Share); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to NAV per Share).

	Prior to Sale Below NAV per Share	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.05	—	$9.52	—	$8.47	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to NAV per Share
Total shares outstanding	—	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
NAV per share	—	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder A
Shares held by stockholder A	—	500	—	1,000	—	2,000	—
Percentage held by stockholder A	—	0.05%	—	0.09%	—	0.17%	—
Total Asset Values
Total NAV held by stockholder A	—	$4,990	—	$9,910	—	$19,340	—
Total investment by stockholder A	—	$5,025	—	$9,952	—	$16,940	—
Total dilution to stockholder A (total NAV less total investment)	—	$(35)	—	$390	—	$2,400	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per share held by stockholder A	—	$10.05	—	$9.52	—	$8.47	—
Dilution per share held by stockholder A (NAV per share less investment per share)	—	$(0.07)	—	$0.39	—	$1.20	—
Percentage dilution to stockholder A (dilution per share divided by investment per share)	—	—	(0.70)%	—	4.10%	—	14.17%

The discount to NAV per Share is a result of market perception that moves the share price and thus NAV is only one determinant of market value.

The Company expects the market price of Shares will incorporate a discount or premium factor based on the market assessment of future earnings and the likelihood of those earnings supporting growth in its dividend yield.

Notwithstanding the dilutive effect of any equity financing on the Company’s NAV per Share, the Board has considered the Company’s potential need to obtain additional capital for investment, repayment of indebtedness or other corporate purposes discussed in this proxy statement. With more capital to utilize, the Board believes that the Company may be able to make investments with more significant earnings and growth potential or pay down its outstanding indebtedness. The Board further believes that over time, the value of the incremental assets available for investment or other uses, taken together with the other factors previously discussed, may be reflected positively in the market price of the Shares and that such increases may exceed the initial dilutive effects that the Company is likely to experience in its NAV per Share due to offerings of Shares in accordance with this proposal.

Other Considerations

In reaching its recommendation to stockholders to approve the Share Issuance Proposal, the Board considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional Shares may increase the management fees that the Company pays to FB Advisor as such fees are partially based on the amount of the Company’s gross assets. The Board, including the Independent Directors, concluded that, prior to approving any issuance of Shares below NAV per Share, it would determine that the benefits to the Company’s stockholders from increasing the Company’s capital base or from other uses would outweigh any detriment from increased management fees, especially considering that the management fees would increase regardless of whether the Company offers Shares at a price below NAV per Share or above NAV per Share.

Potential Investors

The Company has not solicited any potential buyers of the Shares that it may elect to issue in any future offering of Shares to comply with the federal securities laws. No Shares are earmarked for management or other affiliated persons of the Company. However, members of the Company’s management and other affiliated persons may participate in an offering of Shares by the Company on the same terms as others.

Vote Required

If stockholders approve the Share Issuance Proposal, during a one-year period commencing on the date of such approval, the Company will be permitted, but not required or otherwise obligated, to offer and sell newly issued Shares at a price below the then-current NAV per Share.

Approval of the Share Issuance Proposal requires the affirmative vote of the stockholders of the Company holding (1) a majority of the outstanding Shares entitled to vote at the Special Meeting and (2) a majority of the outstanding Shares entitled to vote at the Special Meeting that are not held by affiliated persons of the Company. For purposes of the Share Issuance Proposal, the 1940 Act defines “a majority of outstanding voting securities” of a company as the lesser of: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the company. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against the Share Issuance Proposal. However, the Company does not expect broker non-votes at the Special Meeting as there are no routine proposals to be considered by stockholders at the meeting. Proxies received will be voted “FOR” the approval of the Share Issuance Proposal unless stockholders designate otherwise.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL 2: APPROVAL OF ADVISORY AGREEMENT AMENDMENT PROPOSAL

Background

The Company is seeking approval of the Proposed Advisory Agreement. The Proposed Advisory Agreement would amend the current amended and restated investment advisory agreement between the Company and FB Advisor dated as of April 16, 2014 (the “Current Advisory Agreement”) to (i) change the structure of the subordinated incentive fee on income payable to FB Advisor in a manner that would reduce the “hurdle rate” required for FB Advisor to earn, and be paid the subordinated incentive fee on income, and (ii) reduce the base management fee payable by the Company. The Proposed Advisory Agreement would change the hurdle rate, expressed as a rate of return on the Company’s net assets, from 2.0% per quarter, or an annualized hurdle rate of 8.0%, to a hurdle rate of 1.875% per quarter, or an annualized hurdle rate of 7.5%. It would also reduce the base management fee from 2.0% to 1.75% of the average value of the Company’s gross assets.

A form of the Proposed Advisory Agreement is attached as Exhibit A to this proxy statement and is marked to show the proposed changes against the Current Advisory Agreement.

Overview of the Current Advisory Agreement

The Current Advisory Agreement was last approved by the Board at meetings held on April 11, 2013 and April 23, 2013, and was most recently approved by the stockholders of the Company on July 17, 2013 at the reconvened Annual Meeting of Stockholders of the Company. The Current Advisory Agreement became effective on April 16, 2014 upon the listing of the Company’s common stock on the NYSE. The Current Advisory Agreement amended and restated the investment advisory and administrative services agreement between the Company and FB Advisor dated as of February 12, 2008, as amended (the “Former Advisory Agreement”).

See Exhibit B to this proxy statement for a listing of the names, addresses, and principal occupations of the principal executive officers of FB Advisor and a listing of the names, addresses, and principal occupations of the officers and directors of the Company who are also officers, employees, or members of FB Advisor.

Advisory Services

FB Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the Company’s investment adviser pursuant to the Current Advisory Agreement in accordance with the 1940 Act. FB Advisor is an affiliate of Franklin Square Holdings, a national sponsor of alternative investment products designed for the individual investor.

Subject to the overall supervision of the Board, FB Advisor oversees the Company’s day-to-day operations and provides the Company with investment advisory services. Under the terms of the Current Advisory Agreement, FB Advisor, among other things: (i) determines the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments made by the Company; (iii) executes, monitors and services the Company’s investments; (iv) determines the securities and other assets that the Company shall purchase, retain, or sell; and (v) performs due diligence on prospective portfolio companies. FB Advisor’s services under the Current Advisory Agreement may not be exclusive and it is free to furnish similar services to other entities so long as its services to the Company are not impaired.

In addition, FB Advisor is authorized to enter into one or more sub-advisory agreements with other investment advisers pursuant to which FB Advisor may obtain the services of such sub-adviser(s) to assist FB Advisor in fulfilling its responsibilities under the Current Advisory Agreement. Specifically, FB Advisor may retain a sub-adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with FB Advisor, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of FB Advisor and the Company.

Advisory Fees

Pursuant to the Current Advisory Agreement, FB Advisor is entitled to an annual base management fee of 2.0% of the average value of the Company’s gross assets and an incentive fee based on the Company’s performance. The Company commenced accruing fees under the Former Advisory Agreement on January 2, 2009, upon commencement of the Company’s operations. Pending stockholder approval of the Proposed Advisory Agreement, FB Advisor has agreed, effective April 1, 2014, to voluntarily waive a portion of the base management fee to which it is entitled under the Former Advisory Agreement and Current Advisory Agreement so that such fee equals 1.75% of the Company’s gross assets. There can be no assurance the waiver will continue in the future.

The incentive fee in the Current Advisory Agreement consists of two parts. The first part, which is referred to as the subordinated incentive fee on income, is calculated and payable quarterly in arrears and equals 20.0% of “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a “hurdle rate”, expressed as a rate of return on the Company’s net assets, equal to 2.0% per quarter, or an annualized hurdle rate of 8.0%. As a result, FB Advisor will not earn this incentive fee for any quarter until the Company’s pre-incentive fee net investment income for such quarter exceeds the hurdle rate of 2.0%. Once the Company’s pre-incentive fee net investment income in any quarter exceeds the hurdle rate, FB Advisor will be entitled to a “catch-up” fee equal to the amount of the pre-incentive fee net investment income in excess of the hurdle rate, until the Company’s pre-incentive fee net investment income for such quarter equals 2.5%, or 10.0% annually, of net assets. This “catch-up” feature allows FB Advisor to recoup the fees foregone as a result of the existence of the hurdle rate.

The subordinated incentive fee on income is subject to a total return requirement, which provides that no incentive fee in respect of the Company’s pre-incentive fee net investment income will be payable except to the extent that 20.0% of the cumulative net increase in net assets resulting from operations over the then-current and eleven preceding calendar quarters exceeds the cumulative incentive fees accrued and/or paid for the eleven preceding calendar quarters (the “Total Return Requirement”). Accordingly, any subordinated incentive fee on income that is payable in a calendar quarter will be limited to the lesser of (i) 20.0% of the amount by which the Company’s pre-incentive fee net investment income for such calendar quarter exceeds the 2.0% hurdle, subject to the “catch-up” provision, and (ii) (x) 20.0% of the cumulative net increase in net assets resulting from operations for the then-current and eleven preceding calendar quarters minus (y) the cumulative incentive fees accrued and/or paid for the eleven preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the sum of the Company’s pre-incentive fee net investment income, base management fees, realized gains and losses and unrealized appreciation and depreciation for the then-current and eleven preceding calendar quarters. There will be no accumulation of amounts on the hurdle rate from quarter to quarter and, accordingly, there will be no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there will be no delay of payment if prior quarters are below the quarterly hurdle rate.

The second part of the incentive fee, which is referred to as the incentive fee on capital gains, is an incentive fee on capital gains and is determined and payable in arrears as of the end of each calendar year (or upon termination of the Current Advisory Agreement). This fee equals 20.0% of the Company’s incentive fee capital gains, which equals the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

Fees Paid in the Most Recent Fiscal Year

The fees and reimbursements described in this section were accrued and payable pursuant to the Former Advisory Agreement; however, other than the reimbursements for administrative expenses described below, such fees are substantially the same as the fees that would have been payable pursuant to the Current Advisory Agreement had it been effective during the year ended December 31, 2013.

During the year ended December 31, 2013, the Company accrued approximately $90.2 million in base management fees payable to FB Advisor. The Company paid approximately $89.1 million of these fees during the year ended December 31, 2013. As of December 31, 2013, approximately $22.7 million in base management fees were payable to FB Advisor.

During the year ended December 31, 2013, the Company accrued a subordinated incentive fee on income of approximately $62.3 million based upon the performance of its portfolio and paid FB Advisor $61.3 million in respect of such fees. As of December 31, 2013, approximately $14.3 million was payable to FB Advisor in respect of subordinated incentive fees on income.

The Company accrues the capital gains incentive fee based on net realized and unrealized gains; however, under the terms of the Former Advisory Agreement, the fee payable to FB Advisor is based on realized gains and no such fee is payable with respect to unrealized gains unless and until such gains are actually realized. During the year ended December 31, 2013, the Company accrued capital gains incentive fees of approximately $4.2 million based on the performance of its portfolio, of which approximately $2.6 million was based on unrealized gains and approximately $1.6 million was based on realized gains.

Under the terms of the Former Advisory Agreement, the Company reimbursed FB Advisor for expenses necessary to perform services related to the Company’s administration and operations. During the year ended December 31, 2013, the Company incurred administrative services expenses of approximately $5.2 million attributable to FB Advisor, of which approximately $4.5 million related to the allocation of costs of administrative personnel for services rendered to the Company by FB Advisor and the remainder related to other reimbursable expenses. The Company paid FB Advisor approximately $5.0 million for the services rendered under this arrangement during the year ended December 31, 2013. As of December 31, 2013, there was approximately $1.2 million in administrative services expenses payable to FB Advisor.

Amendments to the Former Advisory Agreement that were approved by stockholders at the Company’s 2013 Annual Meeting of Stockholders, among other things, removed all provisions related to administrative services provided by FB Advisor to the Company. On April 16, 2014, the Company entered into a separate administration agreement (the “Administration Agreement”) with FB Advisor, which was effective upon the listing of the Company’s Shares on the NYSE. Pursuant to the Administration Agreement, FB Advisor will provide the Company with the administrative services that were previously provided under the Former Advisory Agreement. There will be no separate fee paid by the Company to FB Advisor in connection with the services provided under the Administration Agreement, provided, however, that the Company will reimburse FB Advisor no less than quarterly for all costs and expenses incurred by FB Advisor in performing its obligations and providing personnel and facilities thereunder.

Indemnification

The Current Advisory Agreement provides that FB Advisor (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with FB Income Advisor) shall be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by FB Advisor, and FB Advisor shall be held harmless for any loss or liability suffered by the Company arising out of the performance of any of its duties or obligations under the Current Advisory Agreement or otherwise as the Company’s investment adviser; provided, however, that FB Advisor cannot be indemnified for any liability arising out of willful misfeasance, bad faith, or negligence in the performance of FB Advisor’s duties or by reason of the reckless disregard of FB Advisor’s duties and obligations under the Current Advisory Agreement.

Revisions to the Current Advisory Agreement in the Proposed Advisory Agreement

The Proposed Advisory Agreement is materially similar to the Current Advisory Agreement, except for the proposed amendments detailed below.

The Proposed Advisory Agreement would lower the quarterly hurdle rate used in calculating the subordinated incentive fee on income portion of the incentive fee from 2.0% (or 8.0% annualized) under the Current Advisory Agreement to 1.875% (7.5% annualized) (the “Amended Hurdle Rate”). Accordingly, if the Advisory Agreement Amendment Proposal is approved by stockholders, the calculation of the subordinated incentive fee on income for each quarter under the Proposed Advisory Agreement will be as follows:

•

No incentive fee will payable to FB Advisor in any calendar quarter in which the Company’s pre-incentive fee net investment income (as defined in the Current Advisory Agreement) does not exceed the Amended Hurdle Rate of 1.875% (7.5% annualized);

•

100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the Amended Hurdle Rate but is less than or equal to 2.34375% in any calendar quarter (9.375% annualized) (as compared to 2.5% in any calendar quarter (10% annualized) under the Current Advisory Agreement) will be payable to FB Advisor. The Company refers to this portion of its pre-incentive fee net investment income (which exceeds the Amended Hurdle Rate but is less than or equal to 2.34375%) as the “catch-up.” The “catch-up” provision is intended to provide FB Advisor with an incentive fee of 20.0% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 2.34375% (9.375% annualized) on net assets in any calendar quarter; and

•

20.0% of the amount of the Company’s pre-incentive fee net investment income, if any, that exceeds 2.34375% in any calendar quarter (9.375% annualized) (as compared to 2.5% in any calendar quarter (10% annualized) under the Current Advisory Agreement) will be payable to FB Advisor once the Amended Hurdle Rate is reached and the catch-up is achieved (20.0% of all pre-incentive fee net investment income thereafter will be allocated to FB Advisor).

Under the Proposed Advisory Agreement, the subordinated incentive fee on income will continue to be subject to the Total Return Requirement. Accordingly, pursuant to the Proposed Advisory Agreement, any subordinated incentive fee on income that is payable in a calendar quarter will be limited to the lesser of (i) 20.0% of the amount by which the Company’s pre-incentive fee net investment income for such calendar quarter exceeds the Amended Hurdle Rate of 1.875%, subject to the “catch-up” provision, and (ii) (x) 20.0% of the cumulative net increase in net assets resulting from operations for the then-current and eleven preceding calendar quarters minus (y) the cumulative incentive fees accrued and/or paid for the eleven preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the sum of the Company’s pre-incentive fee net investment income, base management fees, realized gains and losses and unrealized appreciation and depreciation for the then-current and eleven preceding calendar quarters. There will be no accumulation of amounts on the Amended Hurdle Rate from quarter to quarter and, accordingly, there will be no clawback of amounts previously paid if subsequent quarters are below the quarterly Amended Hurdle Rate and there will be no delay of payment if prior quarters are below the quarterly Amended Hurdle Rate.

The following is a graphical representation of the calculation of the income-related portion of the incentive fee under the Proposed Advisory Agreement:

Quarterly Subordinated Incentive Fee on Income

Pre-incentive fee net investment income

(expressed as a percentage of net assets)

Percentage of pre-incentive fee net investment income allocated to income-related portion of incentive fee (subject to Total Return Requirement)

The Proposed Advisory Agreement would also reduce the base management fee payable by the Company to FB Advisor from 2.0% to 1.75% of the average value of the Company’s gross assets. Pending stockholder approval of the Proposed Advisory Agreement, FB Advisor has agreed, effective April 1, 2014, to voluntarily waive a portion of the base management fee to which it is entitled under the Former Advisory Agreement and Current Advisory Agreement so that the fee equals 1.75% of the average value of the Company’s gross assets. There can be no assurance this waiver will continue in the future.

The forgoing is a summary description only of the amendments to the Current Advisory Agreement. A copy of the Proposed Advisory Agreement is attached as Exhibit A to this proxy statement and is marked to show the proposed changes against the Current Advisory Agreement. For a complete understanding of the Proposed Advisory Agreement you should carefully read Exhibit A.

The Board unanimously recommends that stockholders approve the Proposed Advisory Agreement.

Example: Subordinated Incentive Fee on Income for Each Calendar Quarter under the Proposed Advisory Agreement

All percentages are based on the Company’s net assets.

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle rate(1) = 1.875%

Base management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%

Pre-incentive fee net investment income

(investment income – (base management fee + other expenses) = 0.6125%

Pre-incentive fee net investment income does not exceed the hurdle rate, therefore there is no subordinated incentive fee on income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.80%

Hurdle rate(1) = 1.875%

Base management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%

Pre-incentive fee net investment income

(investment income – (base management fee + other expenses) = 2.1625%

Subordinated incentive fee on income = 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

= 100% × (2.1625% – 1.875%)

= 0.2875%

Pre-incentive fee net investment income exceeds the hurdle rate, but does not fully satisfy the “catch-up” provision, therefore the subordinated incentive fee on income is 0.2875%.

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.50%

Hurdle rate(1) = 1.875%

Base management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%

Pre-incentive fee net investment income

(investment income – (base management fee + other expenses) = 2.8625%

Catch-up = 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

Subordinated incentive fee on income = 100% × “catch-up” + (20.0% × (pre-incentive fee net investment income – 2.34375%))

Catch-up

= 2.34375% – 1.875%

= 0.46875%

Subordinated incentive fee on income = (100% × 0.46875%) + (20.0% × (2.8625% – 2.34375%))

= 0.46875% + (20% × 0.51875%)

= 0.46875% + 0.10375%

= 0.5725%

Pre-incentive fee net investment income exceeds the hurdle rate and fully satisfies the “catch-up” provision, therefore the subordinated incentive fee on income is 0.5725%.

(1) Represents 7.5% annualized hurdle rate.

(2) Represents 1.75% annualized base management fee on average gross assets. Examples assume assets are equal to the Company’s net assets.

(3) Excludes organizational and offering expenses.

(4) The “catch-up” provision is intended to provide FB Advisor with an incentive fee of 20.0% on all pre-incentive fee net investment income when the Company’s net investment income exceeds 2.34375% in any calendar quarter.

*	The returns shown are for illustrative purposes only. No incentive fee will be payable to FB Advisor in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the Amended Hurdle Rate. Positive returns are shown to demonstrate the fee structure and there is no guarantee that positive returns will be realized. Actual returns may vary from those shown in the examples above. The examples above do not consider any limitations on the calculation of the subordinated incentive fee on income that may result from the Total Return Requirement.

Effect of the Proposed Advisory Agreement on Advisory Fees

As described more fully above, the Proposed Advisory Agreement would lower the quarterly hurdle rate used in calculating the Company’s subordinated incentive fee on income from 2.0% (8.0% annualized) under the Current Advisory Agreement to 1.875% (7.5% annualized), and reduce the base management fee payable by the Company to FB Advisor under the Current Advisory Agreement from 2.0% to 1.75% of the average value of the Company’s gross assets. While the Proposed Advisory Agreement will lead to a reduction in base management fees payable by the Company to FB Advisor, it may also result in an increase in the Company’s income. Any such increase in income could, under certain circumstances, increase the subordinated incentive fee on income payable by the Company to FB Advisor. In addition, the amendment to the subordinated incentive fee on income could, under certain circumstances, result in an increase in the subordinated incentive fee on income, as well as the overall level of advisory fees, to be paid by the Company to FB Advisor following the effectiveness of the Proposed Advisory Agreement. For example, as a result of the Amended Hurdle Rate, FB Advisor will be eligible to receive a subordinated incentive fee on income at a time when FB Advisor would not have received any such fee under the Current Advisory Agreement for the same level of performance, and similarly, may obtain the benefits of the catch-up provision at a lower level of performance than it would under the Current Advisory Agreement. Any such increases in fees could be significant.

The below chart reflects the differences in the base management fee and subordinated incentive fee on income when comparing the actual fees accrued for the year ended December 31, 2013 under the Former Advisory Agreement to the fees that would have been accrued were such fees calculated under the Proposed Advisory Agreement for the same period. The chart does not reflect capital gains incentive fees payable by the Company to FB Advisor for the year ended December 31, 2013, as the amount of such fees payable to FB Advisor under the Proposed Advisory Agreement would have been identical to the amounts payable to FB Advisor under the Former Advisory Agreement. There would have been no change to the advisory fees payable to FB Advisor for the year ended December 31, 2013 had the advisory fees been calculated under the terms of the Current Advisory Agreement rather than the Former Advisory Agreement.

	Calculated Under Former Advisory Agreement	Calculated Under Proposed Advisory Agreement
	For the Year Ended December 31, 2013	For the Year Ended December 31, 2013	Difference ($)		Difference (%)
Base Management Fee	$90.2 million	$79.0 million	$(11.3 million	)	(12.5%)
Subordinated Incentive Fee on Income	62.3 million	64.5 million	2.3 million		3.6%

Total	$152.5 million	$143.5 million	$(9.0 million	)	(5.9%)

Reasons for the Proposed Advisory Agreement

As discussed above, the Current Advisory Agreement provides for the payment of a fee comprised of two components: a base management fee and an incentive fee.

FB Advisor has reviewed the advisory fees (including base management fees and incentive fees) of other BDCs whose securities are listed and publicly-traded on a national securities exchange (“Listed BDCs”) with similar investment objectives and total asset size. FB Advisor has also considered the fact that the portfolio of the Company is more mature. Based on these considerations, FB Advisor recommends the approval of the Proposed Advisory Agreement, which it believes will better align the advisory fee structure of the Company with those of other Listed BDCs with similar investment objectives and total asset size. FB Advisor believes that the Proposed Advisory Agreement will allow the Company to remain competitive compared to similar Listed BDCs and is therefore in the best interest of the Company’s stockholders.

Board Consideration

At a meeting of the Board held on May 5, 2014, the Board, including a majority of the Independent Directors, approved the Proposed Advisory Agreement as being in the best interests of the Company and its stockholders. The Board then directed that the Proposed Advisory Agreement be submitted to the Company’s stockholders for approval with the Board’s recommendation that the stockholders vote to approve the Proposed Advisory Agreement.

If stockholders of the Company do not approve this proposal, the Current Advisory Agreement will remain in effect and the Board will consider and evaluate its options to determine what alternatives are in the Company’s best interests and that of the Company’s stockholders.

Factors Considered by the Board

The Board, in approving and recommending the approval of the Proposed Advisory Agreement, considered a number of factors. Such approvals were made in accordance with, and on the basis of an evaluation satisfactory to the Board as required by Section 15(c) of the 1940 Act and applicable rules and regulations thereunder, including a consideration of, among other factors, (i) the nature, quality and extent of the advisory and other services provided under the Former Advisory Agreement and Current Advisory Agreement and to be provided under the Proposed Advisory Agreement, (ii) the Company’s investment performance, (iii) comparative data with respect to advisory fees or similar expenses paid by other BDCs, including Listed BDCs, and other investment companies with similar investment objectives to the Company, and the profitability of FB Advisor’s relationship with the Company, (iv) the extent to which economies of scale may be realized as the Company grows, and (v) information about the services to be performed and the personnel performing such services under the Former Advisory Agreement, Current Advisory Agreement and the Proposed Advisory Agreement.

In approving the Proposed Advisory Agreement, the Board considered materials provided in connection with its approval of the Former Advisory Agreement at a meeting held in October 2013 as well as materials provided specifically in connection with its consideration of the Proposed Advisory Agreement. These materials included information updated from that included in the materials provided to the Board in connection with its meeting in October 2013, including updated: (i) financial statements of FB Advisor; (ii) profitability information regarding FB Advisor; (iii) performance information, including comparative performance information; (iv) comparative data with respect to advisory fees or similar expenses; and (v) administrative services expenses accrued by the Company for administrative services provided by FB Advisor and its affiliates as compared to a BDC peer group. The Board also received information regarding (i) the impact of the Proposed Advisory Agreement on advisory fees paid in 2013 under the Former Advisory Agreement and the pro forma fees that would have been paid in 2013 had the Proposed Advisory Agreement been in place, and (ii) the impact of the Proposed Advisory Agreement on advisory fees that would be received by FB Advisor under various hypothetical return scenarios.

With respect to the nature, quality and extent of the advisory and other services provided, and the services to be performed and the personnel performing such services, the Board favorably considered that the same personnel that provide services to the Company under the Current Advisory Agreement would provide services to the Company under the Proposed Advisory Agreement. Based upon this and other considerations, the Board concluded, within the context of its overall determination to approve the Proposed Advisory Agreement, that the Company should continue to benefit from the services to be provided by FB Advisor under the Proposed Advisory Agreement.

Regarding investment performance, the Board took note of the Company’s historical investment performance results, as presented to the Board in connection with its consideration of the Former Advisory Agreement, and as presented to the Board in connection with its consideration of the Proposed Advisory Agreement, in light of the Company’s investment objective, strategies and risks. Based on these considerations, the Board concluded, within the context of its overall determinations regarding the Proposed Advisory Agreement, that the Company’s historical investment performance supported a determination to approve the Proposed Advisory Agreement.

In considering the fees and expenses of the Company, and the profitability of FB Advisor’s relationship with the Company, the Board noted that although the Proposed Advisory Agreement, if it becomes effective, will lead to a reduction in base management fees payable by the Company to FB Advisor, it may also result in an increase in the Company’s income. The Board further noted that any such increase in income could, under certain circumstances, increase the subordinated incentive fee on income payable by the Company to FB Advisor. In addition, the Board considered that the amendment to the subordinated fee on income could, under certain circumstances, result in an increase in the subordinated incentive fee on income, the overall level of advisory fees, to be paid by the Company to FB Advisor. The Board also considered information regarding the profitability of FB Advisor’s relationship with the Company and noted that, if the Proposed Advisory Agreement goes into effect, it could potentially increase the profitability of FB Advisor. The Board also noted FB Advisor’s belief that the Proposed Advisory Agreement will better align the advisory fee structure of the Company with those of other Listed BDCs with similar investment objectives and total asset size. In addition, the Board discussed FB Advisor’s belief that the Proposed Advisory Agreement will allow the Company to remain competitive compared to similar Listed BDCs and is therefore in the best interest of the Company’s stockholders. After considering all of the factors outlined above, the Board concluded that the Company’s advisory fees, as set forth in the Proposed Advisory Agreement, are reasonable in relation to the services to be provided by FB Advisor.

Regarding economies of scale, the Board noted FB Advisor’s belief that, given the BDC structure and regulatory requirements imposed on the Company, the Company is less likely than conventional mutual funds, which generally invest in publicly-traded securities, to generate economies of scale with respect to its advisory function. The Board also noted information regarding the Company’s advisory fees as compared to similar BDCs, including Listed BDCs, which showed that the Company’s fees, as reflected in the Proposed Advisory Agreement, are generally consistent with BDCs in the Company’s peer group, which generally do not reflect breakpoints resulting from economies of scale. Based on these considerations, the Board determined that the Company’s advisory fee structure appropriately reflected any potential economies of scale that may be realized as the Company grows.

On the basis of the information provided to it and its evaluation thereof, the Board, including the Independent Directors, unanimously voted to approve the Proposed Advisory Agreement.

Vote Required

The affirmative vote by the stockholders of the Company holding a majority of the outstanding Shares entitled to vote at the Special Meeting is necessary for approval of the Advisory Agreement Amendment Proposal. For purposes of the Advisory Agreement Amendment Proposal, the 1940 Act defines “a majority of outstanding voting securities” of a company as the lesser of: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the company. You may vote for or against or abstain on the Advisory Agreement Amendment Proposal. Abstentions and broker non-votes will have the same effect as votes against the Advisory Agreement Amendment Proposal. However, the Company does not expect broker non-votes at the Special Meeting as there are no routine proposals to be considered by stockholders at the meeting. Proxies received will be voted “FOR” the approval of the Advisory Agreement Amendment Proposal unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Company’s charter, you will not be entitled to rights of appraisal with respect to the Advisory Agreement Amendment Proposal. Accordingly, to the extent that you object to the Advisory Agreement Amendment Proposal, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY AGREEMENT AMENDMENT PROPOSAL.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2015 annual meeting of stockholders will be held in June 2015, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at the Company’s 2015 annual meeting of stockholders, including nomination of a director, must submit the proposal in writing to the Secretary of the Company at FS Investment Corporation, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104, and the Company must receive the proposal no later than January 9, 2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

Notices of intention to present proposals, including nomination of a director, at the Company’s 2015 annual meeting of stockholders should be addressed to the Secretary of the Company and should be received by the Company between December 10, 2014 and 5:00 p.m., Eastern Time, on January 9, 2015. In the event that the date of the Company’s 2015 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the Annual Meeting, a notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at a meeting unless certain securities law requirements are met. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the foregoing or other applicable requirements.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board is not aware of any matters that will be presented for action at the Special Meeting other than the matters set forth herein. Should any other matters requiring a vote of stockholders arise, it is intended that the proxies that do not contain specific instructions to the contrary will be voted in accordance with the judgment of the persons named in the enclosed form of proxy.

INVESTMENT ADVISER AND ADMINISTRATOR, INVESTMENT

SUB-ADVISER AND CO-ADMINISTRATOR

Set forth below are the names and addresses of the Company’s investment adviser and administrator, investment sub-adviser and co-administrator:

INVESTMENT ADVISER AND ADMINISTRATOR	INVESTMENT SUB-ADVISER	CO-ADMINISTRATOR
FB Income Advisor, LLC Cira Centre 2929 Arch Street Suite 675 Philadelphia, PA 19104	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue New York, NY 10154	State Street Bank and Trust Company 4 Copley Place, 5th Floor Boston, MA 02116

PLEASE VOTE PROMPTLY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING POSTAGE PAID RETURN ENVELOPE OR BY FOLLOWING THE INSTRUCTIONS PRINTED ON THE PROXY CARD, WHICH PROVIDES INSTRUCTIONS FOR AUTHORIZING A PROXY BY TELEPHONE OR THROUGH THE INTERNET. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Exhibit A

AMENDED AND RESTATED

INVESTMENT ADVISORY

AGREEMENT

BETWEEN

FS INVESTMENT CORPORATION

AND

FB INCOME ADVISOR, LLC

This Amended and Restated Investment Advisory Agreement (the “Agreement”) made this [—]~~16th~~ day of [—]~~April~~, 2014, by and between FS INVESTMENT CORPORATION ~~(formerly Franklin Square Investment Corporation)~~, a Maryland corporation (the “Company”), and FB INCOME ADVISOR, LLC ~~(formerly FB Franklin Advisor, LLC)~~, a Delaware limited liability company (the “Adviser”). This Agreement amends and restates in its entirety that certain Amended and Restated Investment Advisory ~~and Administrative Services~~ Agreement, dated as of April 16, 2014~~February 12, 2008~~, by and between the Company and the Adviser (as amended, the “Original Investment Advisory ~~and Administrative Services~~ Agreement”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the Original Investment Advisory ~~and Administrative Services~~ Agreement, the Company retained the Adviser to furnish investment advisory services (the “Investment Advisory Services”) to the Company ~~and to provide for the administrative services (the “Administrative Services”) necessary for the operation of the Company~~ on the terms and conditions set forth therein;

WHEREAS, the Company and the Adviser desire to amend and restate in its entirety the Original Investment Advisory ~~and Administrative Services~~ Agreement ~~to unbundle the Investment Advisory Services and the Administrative Services~~; and

WHEREAS, the Company desires to continue to retain the Adviser to furnish the Investment Advisory Services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to continue to be retained to provide such services.~~; and~~

~~WHEREAS, simultaneously with the execution of this Agreement, the Company and the Adviser (in such capacity, the “Administrator”) have entered into that certain Administration Agreement (the “Administration Agreement”) whereby the Administrator will provide for the Administrative Services on the terms and conditions set forth therein.~~

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a) Retention of the Adviser. The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i) in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s then effective Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time, if any, and/or the Company’s periodic reports filed with the SEC from time to time; and

(ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws, in each case as amended from time to time.

(b) Responsibilities of the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) execute, monitor and service the Company’s investments;

(iv) determine the securities and other assets that the Company shall purchase, retain, or sell;

(v) perform due diligence on prospective portfolio companies; and

(vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more investment sub-advisers), and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt or other financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(d) Acceptance of Employment. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii) Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including, without limitation, the requirements relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of the Investment Advisory Services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

(a) Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing the Investment Advisory Services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

3.     Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a) Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.75~~2.0~~% of the Company’s average gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine. The Base Management Fee for any partial month or quarter shall be appropriately pro rated.

(b) Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i) The first part, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1~~2~~.875~~00~~% (7~~8~~.50~~00~~% annualized), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A) No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1~~2~~.875~~00~~% or 7~~8~~.5~~0~~0% annualized (the “Preferred Return”) on net assets;

(B) 100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.34375~~50~~% in any calendar quarter (9~~10~~.375~~00~~% annualized) shall be payable to the Adviser. This portion of the company’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.34375~~50~~% (9~~10~~.375~~00~~% annualized) on net assets in any calendar quarter; and

(C) For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.34375~~50~~% (9~~10~~.375~~00~~% annualized) on net assets, the Subordinated Incentive Fee on Income shall equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved;

provided that, no Subordinated Incentive Fee on Income in respect of this Section 3(b)(i) will be payable except to the extent that 20.0% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding calendar quarters exceeds the cumulative Incentive Fees accrued and/or paid pursuant to Section 3(b) for such eleven preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is an amount, if positive, equal to the sum of Pre-Incentive Fee Net Investment Income, Base Management Fees, realized gains and losses and unrealized appreciation and depreciation of the Company for the calendar quarter for which such fees are being calculated and the eleven preceding calendar quarters.

(ii) The second part of the Incentive Fee, referred to as the “Incentive Fee on Capital Gains,” shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 20.0% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

4.	Covenants of the Adviser.

The Adviser covenants that it will register as an investment adviser under the Advisers Act and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Brokerage Commissions.

~~(a) Brokerage Commissions.~~ The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.	Indemnification.

The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the charter of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its stockholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.	Duration and Termination of Agreement.

(a) Term. This Agreement shall remain in effect for two years commencing on April 16, 2014, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (a) by the vote of a majority of the outstanding voting securities of the Company, (b) by the vote of the Board or (c) by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS INVESTMENT CORPORATION

By:	/~~s/ Stephen S. Sypherd~~
Name: Stephen S. Sypherd
Title: Vice President, Secretary and Treasurer

FB INCOME ADVISOR, LLC

By:	~~/s/ Michael C. Forman~~
Name: Michael C. Forman
Title: Manager

[Signature Page to Amended and Restated Investment Advisory Agreement]

Exhibit B

Principal Executive Officers of FB Income Advisor, LLC

Cira Centre, 2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Name and Title

Michael C. Forman – Chairman and Chief Executive Officer

David J. Adelman – Vice-Chairman

Zachary Klehr – Executive Vice President

Gerald F. Stahlecker – Executive Vice President

Stephen S. Sypherd – Senior Vice President and General Counsel

Sean Coleman – Managing Director, Investment Management

Officers and Directors of FS Investment Corporation who are Officers of FB Income Advisor, LLC

Cira Centre, 2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Name and Title

Michael C. Forman – Chairman and Chief Executive Officer

Gerald F. Stahlecker – President

David J. Adelman – Vice-Chairman

Zachary Klehr – Executive Vice President

Stephen S. Sypherd – Vice President, Secretary and Treasurer

Sean Coleman – Managing Director

B-1

FS INVESTMENT CORPORATION 2929 ARCH ST, SUITE 675 PHILADELPHIA, PA 19104

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

GENERAL QUESTIONS

1-855-486-7901

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

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FS INVESTMENT CORPORATION	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1. To authorize flexibility for the Company, with the approval of the Company’s board of directors, to offer and sell shares of the Company’s common stock, during the 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement.

	☐	☐	☐

2. To approve an amended and restated investment advisory agreement between the Company and its investment adviser, which will become effective upon stockholder approval, in order to (i) change the structure of the subordinated incentive fee on income payable to the investment adviser in a manner that would reduce the “hurdle rate” required for the investment adviser to earn, and be paid, the subordinated incentive fee on income, and (ii) reduce the base management fee payable by the Company to its investment adviser.

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: Notice & Proxy

Statement is/are available at www.proxyvote.com.

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FS INVESTMENT CORPORATION

Special Meeting of Stockholders

June 23, 2014

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael C. Forman and Stephen S. Sypherd, and each of them, as proxies of the undersigned with full power of substitution in each of them, to attend the Special Meeting of Stockholders of FS Investment Corporation, a Maryland corporation (the “Company”), to be held at 3:00 p.m., Eastern Time, on Monday, June 23, 2014, at Cira Centre, 2929 Arch Street, 21st Floor, Philadelphia, Pennsylvania 19104, and any adjournments or postponements thereof (the “Special Meeting”), and vote as designated on the reverse side of this proxy card all of the shares of common stock, par value $0.001 per share, of the Company (“Shares”) held of record by the undersigned as of any applicable record date. The proxy statement and the accompanying materials are being mailed on or about May 23, 2014 to stockholders of record as at April 15, 2014 and are available on the Company’s website at www.fsinvestmentcorp.com. All properly executed proxies representing Shares received prior to the Annual Meeting will be voted in accordance with the instructions marked thereon.

If no specification is made, the Shares will be voted FOR the proposal to authorize flexibility for the Company, with the approval of the Company’s board of directors, to sell shares of the Company’s common stock during the next twelve months following stockholder approval at a price below the then-current net asset value per share and FOR the proposal approve an amended and restated investment advisory agreement between the Company and its investment adviser, which will become effective upon stockholder approval. If any other business is presented at the Special Meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the board of directors of the Company knows of no other business to be presented at the Special Meeting. Any stockholder who has given a proxy has the right to revoke it at any time prior to its exercise. Stockholders who execute proxies may revoke them with respect to a proposal by attending the Special Meeting and voting his or her Shares in person or by submitting a letter of revocation or a later-dated proxy to the Company at the above address prior to the date of the Special Meeting.

Continued and to be signed on reverse side